Exhibit 99.1

NEWS RELEASE Dayton, OH February 28, 2008

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Thursday, February 28, 2008

MTC TECHNOLOGIES, INC. STOCKHOLDERS ADOPT

AGREEMENT AND PLAN OF MERGER

DAYTON, OH, February 28, 2008 — MTC Technologies, Inc. (Nasdaq Global Select Market: MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, announced today that the stockholders of MTC Technologies, Inc., a Delaware corporation (“MTC”), voted to adopt the Agreement and Plan of Merger dated December 21, 2007 (the “Merger Agreement”), by and among BAE Systems, Inc., a Delaware corporation (“BAE Systems”), Mira Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of BAE Systems (“Merger Sub”), and MTC. Approximately 99.9% of the shares of MTC common stock voted at the special meeting of MTC stockholders were voted in favor of the proposal to adopt the Merger Agreement. This equates to approximately 90% of the total number of shares of MTC common stock outstanding and entitled to vote at the special meeting of MTC stockholders.

The United States Department of the Treasury has notified MTC and BAE Systems that the Committee on Foreign Investment in the United States (“CFIUS”) completed its review of the proposed merger (the “Merger”) of Merger Sub with and into MTC pursuant to the Merger Agreement. CFIUS determined that there were no issues of national security to warrant an investigation under the Exon-Florio Amendment. Therefore, CFIUS concluded action under the Exon-Florio Amendment with respect to the Merger.

MTC expects the Merger to close in the first half of 2008.

Forward-looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. MTC cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information, including risks and uncertainties specific to the proposed transaction, such as, among other things: the risk that the acquisition may not be completed in the time frame expected by the parties; the failure to satisfy all of the other conditions to the proposed transaction; and adverse effects on the market price of the MTC’s common stock and on MTC’s operating results in the event of a failure to complete the proposed transaction. Additional factors that may affect future results are contained in MTC’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov. All forward-looking statements included in this document are based upon information available to MTC as of the date of this document and speak only as of the date hereof. MTC disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

For further information on MTC, visit the website at www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.